Exhibit 10.1

LEVEL 3 COMMUNICATIONS, INC. STOCK PLAN

ARTICLE I.

NAME AND PURPOSE

1.1.  Name.  The name of the Plan is the “Level 3 Communications, Inc. Stock Plan.” This Plan is a continuation, amendment and restatement of the Level 3 Communications, Inc. 1995 Stock Plan (Amended and Restated as of April 1, 1998), which was last amended on December 14, 2007.

1.2.  Purpose.  The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its Affiliates, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of these individuals with those of the Company’s stockholders. The Plan authorizes the award of Stock-based incentives to Employees who then become Participants to encourage such persons to expend their maximum efforts in the creation of stockholder value.

ARTICLE II.

DEFINITIONS

2.1.         “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

2.2.         “Agreement” means any written (including electronic) agreement, document or instrument that evidences a grant of an Award to a Participant and the terms, conditions and provisions of, and restrictions upon, the Award.

2.3.         “Award” means any grant pursuant to the Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Shares, Restricted Stock Units, bargain Shares, bonuses of Shares, Performance Awards, performance shares, Outperform Stock Options, Stock Appreciation Rights or other stock benefit or stock-based benefit granted to a Participant under this Plan.

2.4.         “Board” means the Board of Directors of the Company.

2.5.         “Certificate” means the certificate of incorporation of the Company, as amended from time to time.

2.6.         “Change in Control” means the occurrence of any of the following events:

2.6.1       a change in ownership or control of the Company effected through a transaction or series of related transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, or an employee benefit plan maintained by the Company or any of its Affiliates, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

2.6.2       the date upon which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board since the Effective Date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

2.6.3       the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

The Committee may, by a written determination prior to the consummation of an event or transaction, determine that such event or transaction does not constitute a Change in Control, provided that the Committee reasonably concludes that such event or transaction (i) is not likely to result in a significant change to the identities of the persons functioning as senior management of the Company, either immediately in the foreseeable future (it being understood that the Committee need not conclude that no changes in senior management are likely to occur), and (ii) is not likely to result in control of the Board (or a significant portion of the Board’s functions) being transferred to a single Person other than an Affiliate of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate of the Company, either immediately or in the foreseeable future.

2.10.       “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated under the Code.

2.11.       “Committee” means the Board or a committee or committees of the Board appointed by the Board to administer this Plan.

2.12.       “Company” means Level 3 Communications, Inc., a Delaware corporation.

2.13.       “Effective Date” means May 20, 2010.

2.14.       “Employee” means (i) each employee of the Company or of any of its Affiliates, including each such person who may also be a director of the Company and/or its Affiliates; (ii) each non-employee director of the Company and/or its Affiliates and who is designated as eligible by the Committee; and (iii) each other person who provides substantial services to the Company and/or its Affiliates and who is designated as eligible by the Committee. An employee on an approved leave of absence may be considered as still in the employ of the Company or its Affiliates for purposes of eligibility for participation in the Plan.

2.15.       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

2.16.       “Fair Market Value,” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination. If the Stock is not listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per Share.

2.17.       “Fiscal Year” means the taxable year of the Company for federal income tax purposes, including the taxable year in which the Plan is adopted.

2.18.       “Incentive Stock Option” means any Option that is intended, at the time it is granted, to be an incentive stock option within the meaning of Section 422 of the Code.

2.19.       “Nonqualified Stock Option” means any Option that is not an Incentive Stock Option.

2.20.       “Option” means any option to purchase Shares that is granted pursuant to Section 6.1.

2.21.       “Outperform Stock Option” means a Stock-based Award, which requires that the Stock outperform an index as determined by the Committee, from time to time, and set forth in an Outperform Stock Option Award Agreement entered into between the Company and a Participant. Outperform Stock Option also includes any Stock-based Award that is referred to as an OSO.

2.22        “Outperform Stock Option Award Agreement” means an Agreement between the Company and a Participant evidencing the terms and conditions of an Outperform Stock Option grant.

2.23.       “Participant” means any Employee who is granted an Award pursuant to this Plan.

2.24        “Performance Award” means an Award granted to a Participant under Article VIII hereof, which is subject to the achievement of Performance Objectives during a Performance Period. A Performance Award shall be designated as a “Performance Share” or a “Performance Unit” at the time of grant.

2.25        “Performance Award Agreement” means an Agreement between the Company and a Participant evidencing the terms and conditions of a Performance Award grant.

2.26        “Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Performance Awards.

2.27        “Performance Period” means the period designated for the achievement of Performance Objectives.

2.28.       “Plan” means the Level 3 Communications, Inc. Stock Plan, as it may be amended from time to time.

2.29.       “Representative” means a member of the Committee acting on behalf of the Committee, or an Employee appointed by the Committee to exercise some or all of the authority of the Committee.

2.30.       “Restricted Shares” means any Shares that are granted pursuant to Section 7.1 subject to restrictions on transfer, to forfeiture under certain circumstances and to such other restrictions as the Committee deems appropriate (including restrictions on the exercise of voting rights or the right to receive dividends, or a requirement to reinvest dividends).

2.31.       Restricted Stock Unit” means a notional unit representing the right to receive one Share (or the cash value of one Share, if so determined by the Committee) on a specified settlement date.

2.32.       “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, or any successor rule in effect from time to time.

2.33        “Section 409A” means Section 409A of the Code.

2.34.       “Share” means a share of Stock.

2.35.       “Stock” means the common stock of the Company, par value $0.01 per share.

2.36.       “Stock Appreciation Right” means an Award pursuant to which a Participant shall be paid the increase in value of one or more Shares from the date of grant of such Award until the date of exercise of such Award, in cash or Shares, and subject to such terms and conditions as the Committee deems appropriate and as may be reflected in an Agreement (including the number of Shares subject to such Stock Appreciation Right, the date or dates on which the Stock Appreciation Right becomes exercisable or exercised, either wholly or in part, and the expiration date of the Stock Appreciation Right).

2.37.       “Term” means the term of this Plan, as set forth in Section 12.2.

ARTICLE III.

ELIGIBILITY AND PARTICIPATION

3.1.  Eligibility.  Every Employee is eligible to become a Participant. A person who is not an Employee is not eligible to become a Participant.

3.2.  Participation.  The Committee will select Employees to participate in the Plan from time to time, in its sole discretion. An Employee cannot become a Participant unless such person is selected by the Committee to participate in the Plan. In selecting such persons to participate in the Plan, the Committee may consider the past, present and expected future performance of the individual, the effort of the individual, the length of service of the individual, the level of responsibility of the individual and such other factors as the Committee deems appropriate.

ARTICLE IV.

AWARDS

4.1.  Types of Awards.  The Committee will determine the Awards to be granted to each Participant. The Committee may grant Awards in any one or any combination of (a) Incentive Stock Options; (b) Nonqualified Stock Options; (c) Restricted Shares or Restricted Stock Units; (d) Outperform Stock Options; (e) bargain purchases of Shares; (f) bonuses of Shares; (g) Performance Shares and Performance Units or other grants of Shares based on performance or the satisfaction of other conditions; (h) Stock Appreciation Rights; or (i) any other form of stock benefit or stock-related benefit.

4.2.  Terms and Conditions of Awards.  The Committee will determine all terms, conditions and provisions of, and restrictions upon, any grant of Awards. Without limiting the Committee’s authority, the Committee may: (a) make the grant of Awards conditional upon an election by a Participant to defer payment of a portion of his salary; (b) give a Participant a combination of Awards or a choice between two Awards; (c) grant Awards in the alternative so that acceptance of or exercise of one Award cancels the right of a Participant to another; (d) grant Awards subject to any condition that the Committee deems appropriate; (e) provide that grants of Awards in Shares or Share equivalents will include dividend or dividend equivalent payments or dividend credit rights; and (f) provide any vesting schedule for Awards as the Committee deems appropriate. The Committee may waive any term, condition, provision or restriction, in its sole discretion.

4.3.  Agreements.  Each grant of an Award to a Participant will be evidenced by an Agreement executed (including by electronic acknowledgement) by the Participant and a Representative (on behalf of the Company and the Committee). Subject to the terms and conditions of this Plan, the Committee, in its sole and absolute discretion, will determine the form and content of all Agreements. Agreements with respect to a specific type of Award need not be identical.

4.4.  Modification or Termination of Awards.  The Committee, in its sole discretion, may modify, cancel or terminate any Award at any time if a Participant is not in compliance with this Plan, the related Agreement or any rules adopted by the Committee.

4.5.  Optional Deferral.  The Committee may defer the right to receive any Award, or the proceeds of the exercise of any Award for such period and upon such terms as the Committee determines; provided, that any such deferral subject to Section 409A shall comply with Section 409A. Any such deferral may, at the discretion of the Committee, involve crediting of interest on deferrals denominated in cash and crediting of dividend equivalents on deferrals denominated in Shares.

4.6.  Code Section 162(m).  The Committee, in its sole discretion, may require that one or more Agreements provide that, in the event that Section 162(m) of the Code or any similar provision would operate to disallow a deduction by the Company for all or part of any Award, a Participant’s receipt of the portion of such Award that would not be deductible by the Company will be deferred until the next succeeding year or years in which such portion may be paid without causing the Participant’s remuneration for such year to exceed the limit set forth in Section 162(m) of the Code; provided, that any such deferral subject to Section 409A shall comply with Section 409A. Any such deferred amounts denominated in cash shall have earnings credited thereon at a market rate of interest, as reasonably determined by the Committee, and any such deferred amounts denominated in Shares shall have dividend equivalents credited thereon, and earnings subsequently credited on such dividend equivalents at a market rate of interest, as reasonably determined by the Committee.

4.7.  Code Section 280G.  The Committee, in its sole discretion, may (but need not) provide in any Agreement for the payment of additional amounts in respect of the Award in order to make a Participant whole for some or all of the excise taxes imposed on a Participant pursuant to Section 4999 of the Code in the event that the grant, exercise, vesting or payment of such Award is deemed to be an “excess parachute payment” for purposes of Section 280G of the Code. The terms and conditions of such additional payments shall be as determined by the Committee and reflected in the Agreement. To the extent that any Agreement provides for a tax gross-up payment to pay for or reimburse any Participant for any taxes owed by such Participant, the amount of such tax gross-up payment required to be paid shall be paid by the Company to such participant no later than the end of the Participant’s taxable year following the Participant’s taxable year in which such tax owed by such Participant that is subject to the tax gross-up payment is remitted to the applicable taxing authority.

4.8  Compliance with Code Section 409A.  All Awards are intended to be either exempt from or compliant with Section 409A, and any ambiguity with respect to whether any such Award is so exempt or compliant shall be construed in a manner consistent with such exemption or compliance.

ARTICLE V.

SHARES SUBJECT TO PLAN

5.1.  Aggregate Limitation.  The Committee may not grant Awards under this Plan with respect to more than 29,833,333 Shares during the Term.

5.2.  Individual Limitations.  The Committee may not grant Options or Stock Appreciation Rights under this Plan to any Participant during any calendar year with respect to more than 3,000,000 Shares.

5.3.  Unused Shares and Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of Shares previously counted in connection with an Award. If any Award expires or terminates, or if any Award is surrendered, canceled or forfeited without having been fully exercised, the Committee may again grant Awards with respect to the unused Shares allocable to the expired, terminated, surrendered, canceled or forfeited Award. Shares withheld in payment of the exercise price or taxes relating to an Award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either (i) the applicable shares are withheld or surrendered following the termination of the Plan, or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the Stock is listed.

ARTICLE VI.

OPTIONS

6.1.  Grant.  The Committee may grant Options to any Employee. The Committee will determine the terms, conditions and provisions of, and the restrictions on, any Options, including the number of shares subject to such Options, the date or dates on which the Options become exercisable, either wholly or in part, and the expiration date of the Options; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted. A Participant to whom an Option is granted will not be deemed the holder of any Shares subject to the Option until the Shares are fully paid, and issued and delivered to him following exercise of the Option.

6.2.  Incentive Stock Options.  Incentive Stock Options must include such terms and conditions as determined by the Committee to be reasonably necessary to cause the Options to qualify as incentive stock options under Section 422 of the Code.

6.3.  Exchange.  Subject to Section 12.3 below, the Committee may grant Options to a Participant holding unexercised outstanding Options, or unexercised outstanding Options granted under another stock plan of the Company, on the condition that the Participant exchanges and surrenders for cancellation some or all of those unexercised outstanding Options.

6.4.  Substitution.  The Committee may grant Options from time to time in substitution for similar rights held by employees of other entities who become Employees as a result of a merger or consolidation of the other entity with the Company or an Affiliate, the acquisition by the Company or an Affiliate of the assets of the other entity, or the acquisition by the Company or an Affiliate of an equity interest in another entity.

6.5.  Exercise Price.  The Committee may not grant Options pursuant to this Plan with a per-share exercise price that is less than the Fair Market Value of one Share, as of the date of the grant. In addition, with respect to each Outperform Stock Option, under no circumstances will the Adjusted Price (as defined in the applicable Outperform Stock Option Award Agreement or similar agreement) of such Outperform Stock Option ever be less than the Initial Price (as defined in the applicable Outperform Stock Option Award Agreement or similar agreement), which can be no less than the Fair Market Value of one Share, as of the date of grant.

6.6.  Vesting.  Options granted pursuant to this Plan will vest and become exercisable as determined by the Committee in its sole discretion and as reflected in an Agreement.

ARTICLE VII.

RESTRICTED SHARES

7.1.  Grant.  The Committee may grant Restricted Shares to any Employee. The Committee may make grants of Restricted Shares at such cost, or at no cost, as determined by the Committee in its sole discretion.

7.2.  Beneficial Ownership.  Except as set forth in an Agreement relating to Restricted Shares, each Participant who is awarded Restricted Shares will have the entire beneficial ownership of, and all rights and privileges of a stockholder with respect to, the Restricted Shares awarded to him. Notwithstanding the above, Restricted Shares may not be sold, transferred, pledged or otherwise encumbered during the restricted period set by the Committee.

ARTICLE VIII.

PERFORMANCE AWARDS

8.1  General.  The Committee may from time to time authorize grants of Performance Awards to any Employee upon such terms and conditions as the Committee may determine in accordance with provisions of this Section 8. The terms and conditions of each Performance Award grant shall be evidenced by a Performance Award Agreement, which agreements need not be identical.

8.2  Value of Performance Units and Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of the Stock on the date of grant. In addition to any other non-performance terms included in the Performance Award Agreement, the Committee shall set the applicable Performance Objectives in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units or Performance Shares, as the case may be, that will be paid out to the Participant.

8.3  Earning of Performance Units and Performance Shares.  Upon the expiration of the applicable Performance Period, the holder of Performance Units or Performance Shares, as the case may be, shall be entitled to receive payout on the value and number of the applicable Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Objectives have been achieved and any other non-performance terms met.

8.4  Form and Timing of Payment of Performance Units and Performance Shares.  Payment of earned Performance Units and Performance Shares shall be as determined by the Committee and as evidenced in the Performance Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, Stock, or other Awards (or in a combination thereof) equal to the value of the earned Performance Units or Performance Shares, as the case may be, at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Stock may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Performance Award Agreement pertaining to the grant of the Performance Award.

8.5          Performance Objectives.

8.5.1       Each Performance Award shall specify the Performance Objectives that must be achieved before such Award shall become vested and payable. The Committee also may specify a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

8.5.2       Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant or the division, department, or function within the Company or the Affiliate of the Company. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by comparison to a group of peer companies or to a financial market index. Performance Objectives shall be limited to specified levels of or increases in one or more of the following: return on equity; diluted earnings per share; net earnings; total earnings; earnings growth; return on capital; working capital turnover; return on assets; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; sales; sales growth; gross margin; return on investment; increase in the fair market value per share; share price (including but not limited to, growth measures and total stockholder return); operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; total return to stockholders; market share; earnings measures/ratios; economic value added; balance sheet measurements including (but not limited to receivable turnover); internal rate of return; and expense targets.

8.5.3       The Committee shall adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the applicable date of grant of a Performance Award that are unrelated to the performance of the Company and/or Participant and result in a distortion of the Performance Objectives or the related minimum acceptable level of achievement. Potential transactions or events giving rise to adjustment include but are not limited to (i) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges; (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and (iii) a change in tax law or accounting standards required by generally accepted accounting principles.

ARTICLE IX

OTHER AWARDS

9.1.  Grants.  The Committee is authorized, subject to limitations under applicable law, to grant to Employees such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, Restricted Stock Units and Stock Appreciation Rights. The Committee may also grant Stock as a bonus, or may grant other awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award agreements, which agreements need not be identical; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted. In the event that any Award granted pursuant to this Section 9.1 that is a “stock right” within the meaning of Section 409A is assigned an exercise price by the Committee, in no event may the per-share exercise price of such Award be less than the Fair Market Value of one Share, as of the date the Award is granted.

ARTICLE X

CHANGES IN CAPITAL STRUCTURE AND CHANGE IN CONTROL

10.1  Changes in Capital Structure.  Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of Shares subject to all Awards and the maximum number of shares with respect to which any one person may be granted Options, Outperform Stock Options or Stock Appreciation Rights or other stock or stock related awards during the Term shall be adjusted or substituted, as determined by the Committee in its sole discretion, as to the number, price or kind of a Share or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable:

(i)                                     in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award, or

(ii)                                  in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

In addition, in the event of any such adjustments or substitution, the aggregate number of Shares available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

10.1.1  Adjustments—Code Related Items.  Unless otherwise determined by the Committee, any adjustment in Incentive Stock Options under this Section 10.1 shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 10.1 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Unless otherwise determined by the Committee, no adjustment or modification under this Section 10.1 may be made which would subject any Award recipient to the tax required to be imposed pursuant to Section 409A(a)(1)(B) of the Code. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without a loss of deductibility for Awards under Section 162(m) of the Code, unless the Committee specifically determines otherwise.

The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

10.1.2      Notwithstanding the above, in the event of any of the following that does not constitute a Change in Control:

A.            The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity;

B.            All or substantially all of the assets of the Company are acquired by another Person;

C.            The reorganization or liquidation of the Company; or

D.            The Company shall enter into a written agreement to undergo an event described in clauses A, B or C above,

then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other stockholders of the Company in the event; provided, however, that unless otherwise determined by the Committee, no such action to cancel and pay out any outstanding Award may be made to an award subject to Section 409A that is in violation of Treasury Regulation Section 1.409A-3(j).

10.1.3  Variations.  The terms of this Section 10.1, other than the prohibitions relating to Section 409A, may be varied by the Committee in any particular Agreement.

10.2  Effect of Change in Control.  Except to the extent reflected in a particular Agreement:

10.2.1      The Committee, in its sole discretion, may (but need not) provide in any Agreement that, in the event of a Change in Control, notwithstanding any vesting schedule otherwise effective with respect to the Award, (i) in the case of Options or Stock Appreciation Rights, the Award shall become immediately exercisable with respect to 100 percent of the Shares subject thereto, (ii) in the case of Restricted Shares, any restrictions shall expire immediately with respect to 100 percent of such Restricted Shares and (iii) in the case of any other Award, any other vesting or restricted period to which such Award is subject shall expire as to 100 percent of such Award.

10.2.2      In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share received or to be received by other shareholders of the Company in the event; provided, however, that unless otherwise determined by the Committee, no such action to cancel and pay out any outstanding Award may be made to an award subject to Section 409A that is in violation of Treasury Regulation Section 1.409A-3(j).

10.3  Binding Upon Successors.  The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Subject to the actions which the Committee may take with respect to Awards in accordance with Sections 10.1 and 10.2, the Company agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

ARTICLE XI.

ADMINISTRATION

11.1.  Administration.  The Committee will administer this Plan. The Board may appoint a separate committee or committees to administer portions of the Plan applicable to persons subject to Rule 16b-3, Section 162(m) of the Code or other similar provisions of law. The Committee may act either through majority vote of the Committee at a meeting for which a quorum is present, or through the written consent of a majority of the members of the Committee in lieu of a meeting. The Committee will maintain such books, accounts and records relating to the Plan and to Committee proceedings as it considers appropriate. The Committee may designate Employees to assist the Committee in the administration of the Plan and to act as Representatives of the Committee, and in that capacity to exercise any or all of the authority of the Committee under this Plan, and may grant authority to those Employees to execute any and all agreements contemplated by this Plan and any other documents reasonably required to implement this Plan. The Committee may employ agents, attorneys, accountants or other third parties for such purposes as the Committee considers appropriate.

11.2.  Discretion and Authority.  Subject to the express limitations set forth in this Plan, the Committee, in its sole and absolute discretion, may take any and all actions necessary, advisable or appropriate to implement the Plan and may make any and all determinations deemed appropriate for the administration of the Plan, including actions and determinations with respect to (a) the Participants in the Plan, (b) adequacy of consideration received by the Company in exchange for Awards granted under the Plan, (c) the types and amounts of Awards to be granted to Participants or to any particular Participant, (d) the terms, conditions and provisions of, and restrictions on, all Awards, (e) amounts payable, if any, by a Participant in connection with the grant, award or receipt of any Award, (f) restrictions on transfer of any Award by a Participant, and (g) the circumstances under which any Award may expire, terminate or be surrendered, canceled or forfeited.

11.3.  Payment.  Upon the exercise of an Option or in the case of any other Award that requires a payment by a Participant to the Company, the amount due the Company may be paid (a) in cash; (b) by the surrender of all or part of an

Award (including the Award being exercised); (c) by the tender to the Company of Shares acquired by the Participant on the open market or owned by the Participant for at least six months and registered in his or her name having a Fair Market Value equal to the amount due to the Company; (d) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price, in the case of an Option; (e) in other property, rights and credits deemed acceptable by the Committee, including the Participant’s promissory note; or (f) by any combination of the payment methods specified in (a) through (e). Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in the related Agreement. The proceeds of the sales of Shares purchased pursuant to an Option and any payment to the Company for other Awards will be added to the general funds of the Company or to the reacquired Shares held by the Company, as the case may be, and used for the corporate purposes of the Company as the Board determines.

11.4.  Rules.  The Committee may make, amend and rescind such rules and regulations and establish, modify or repeal such procedures as it deems appropriate for the administration of the Plan. The Committee may make special rules or regulations that apply only to persons covered by Rule 16b-3, Section 162(m) of the Code or other provisions of law.

11.5.  Interpretation.  In the event of a disagreement as to the interpretation of the Plan, any rule, regulation or procedure under the Plan, or as to any right or obligation arising from or related to the Plan (including but not limited to under an Agreement), the interpretation of the Committee will be final and binding.

11.6.  Legal Requirements.  The Committee will cause the Plan, and any grants or awards of Awards, to comply with all applicable laws.

ARTICLE XII.

AMENDMENT AND TERMINATION

12.1.  Amendment.  The Committee may amend the Plan from time to time as it deems appropriate, subject to any applicable law or rule(s) promulgated by the principal national securities exchange on which the Stock is listed and traded at the time of such amendment. The Committee, however, may not amend any provision of Article V, Section 6.2 or this Article XII without the approval of the Board. Unless otherwise determined by the Committee, no amendment to this Plan may deprive a Participant of any Award or rights with respect to an Award or cause the imposition of a tax on such Participant pursuant to Section 409A(a)(1)(B) of the Code without the Participant’s consent.

12.2.  Term.  The Plan will terminate on the tenth anniversary of the Effective Date (May 20, 2020). The Board, however, may terminate the Plan at any time. Neither amendment nor termination of the Plan will deprive Participants of their rights with respect to outstanding Awards. This Plan was originally effective as of September 25, 1995, and has been amended and restated by the Board effective as of October 22, 1997, further amended and restated effective as of November 10, 1997, further amended and restated effective as of April 1, 1998, and further amended on July 24, 2002, May 18, 2004, May 15, 2006, December 14, 2007, May 20, 2010, May 19, 2011 and May 24, 2012.

12.3.  No Repricing of Awards without Stockholder Approval.  Notwithstanding any provision of the Plan, repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Award to lower its exercise price (other than on account of capital adjustments resulting from share splits, etc., as described in Article X and other than on account of adjustments associated with the initial exercise price of an Award of Outperform Stock Options); (ii) any other action that is treated as “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Article X.

ARTICLE XIII.

MISCELLANEOUS

13.1.  Continuation of Employment.  Neither this Plan nor any Award granted under this Plan confers upon any Employee any right to continue in the service of the Company or any Affiliate or limits the right of the Company to terminate an Employee’s service at will at any time.

13.2.  Discretionary Acceleration of Vesting.  The Committee may accelerate the vesting, exercisability or payment of any Award at any time and for any reason as it determines in its sole discretion (including but not limited to retirement of a Participant); provided, that unless otherwise determined by the Committee, no such acceleration of the payment of any Award subject to Section 409A shall be made in violation of Treasury Regulation 1.409A-3(j).

13.3.  Unfunded Plan.  This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained in this Plan will give any Participant rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations to deliver Shares or payments under the Plan.

13.4.  Designation of Beneficiary.  A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and numbers of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, Outperform Stock Option or Stock Appreciation Right, Restricted Shares, Restricted Stock Units, Performance Awards or to receive, in such event, any Awards. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan will be controlling over any other disposition, testimony or otherwise; provided, however, that if the Committee will be in doubt as to the right of any such beneficiary to exercise any Option, Outperform Stock Option or Stock Appreciation Right, Restricted Shares, Restricted Stock Units, Performance Awards, or to receive any Award, the Committee may determine to recognize only the legal representative of the recipient.

13.5.  Nontransferability.  Unless otherwise determined by the Committee or specified in an Agreement, (a) no Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by beneficiary designation, will, or pursuant to the laws of descent and distribution, and (b) an Award granted under this Plan may be exercised, during the Participant’s lifetime, only by the Participant or by the Participant’s guardian or legal representative.

13.6.  Rule 16b-3.  With respect to Participants subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act, and the provisions of the Plan shall be construed accordingly.

13.7.  No Effect on Other Awards.  The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled from his or her employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

13.8.  Withholding.  If the Company is required to withhold any taxes in connection with an Award, and a Participant is obligated to pay to the Company any or all of the amount required to be withheld, the Committee may permit the Participant to satisfy the withholding obligation, in whole or in part, either (a) by having the Company withhold from any Shares to be issued upon the receipt of an Award with a Fair Market Value sufficient to satisfy the withholding amount due, or (b) by delivering to the Company sufficient Shares to satisfy the withholding amount due. In the absence of such Committee permission, the withholding obligation shall be satisfied by the payment of cash or its equivalent by the Participant to the Company. The Company shall have no obligation to deliver to a Participant Shares or other consideration in respect of an Award until arrangements satisfactory to the Committee have been made to satisfy any required withholding obligation of the Company.

13.9.  Liability.  No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith or upon the advice of counsel, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.10.  Governing Law.  The law of the state of Delaware will govern issues related to the validity and issuance of Shares. All other terms, conditions and provisions of, and restrictions upon, this Plan, and Awards granted hereunder, will be construed and administered in accordance with the law of the state in which the Company’s principal executive offices are located.

13.11.  Conflict.  Unless specifically stated otherwise in an Agreement, if a term, condition or provision of, or restriction upon, the Plan conflicts with the term, condition or provision of, or restriction upon, any Agreement, the term of the Plan will control.

13.12  Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

May 24, 2012